SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ORBITAL SCIENCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2007

Dear Stockholder:

It is my pleasure to invite you to the annual meeting of stockholders of Orbital Sciences Corporation to be held on Thursday, April 26, 2007, at 9:00 a.m., at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166.

Your vote is important. Whether or not you plan to attend, and regardless of the number of shares you own, I urge you to vote in accordance with the instructions provided with this proxy statement. Even if you return a proxy card or vote via the Internet or by telephone, you may still attend the meeting and vote in person.

I hope that you will be able to attend the meeting. Orbital’s officers and directors look forward to seeing you at that time.

Sincerely,

David W. Thompson
Chairman of the Board and
Chief Executive Officer

The World Leader in Small Rockets and Space Systems

ORBITAL SCIENCES CORPORATION

21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
www.orbital.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held April 26, 2007

The annual meeting of stockholders of Orbital Sciences Corporation (“Orbital” or the “company”) will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 26, 2007, at 9:00 a.m.

Stockholders, as of the close of business on March 8, 2007, are entitled to vote at the annual meeting. The following items are on the agenda:

1. To elect five directors for three-year terms ending in 2010.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

A proxy for the annual meeting is enclosed. Even though you may plan to attend the meeting in person, please promptly vote by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Stockholders may also vote by Internet or telephone. Internet and telephone proxy voting instructions are provided on the enclosed proxy card. If you are present at the meeting and desire to vote in person, your vote by proxy will not be used.

This proxy statement, the accompanying form of proxy and our Annual Report on Form 10-K will be mailed to stockholders on or about March 20, 2007.

By Order of the Board of Directors,
Susan Herlick
Senior Vice President, General Counsel
and Corporate Secretary

March 13, 2007

ORBITAL SCIENCES CORPORATION

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders because you own shares of Orbital common stock. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and executive officers and other information about Orbital. The meeting will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Thursday, April 26, 2007, at 9:00 a.m.

Who is entitled to vote?

Holders of Orbital common stock at the close of business on March 8, 2007, the record date, are entitled to vote at the meeting. Each share of Orbital common stock is entitled to one vote on each matter to be voted on. On March 8, 2007, there were 59,222,651 shares of common stock issued and outstanding and entitled to vote.

What am I voting on?

You are voting on two items of business at the annual meeting — (1) the election of five directors to serve until the 2010 annual meeting and until their respective successors are elected and qualified and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. For more information, turn to “Proposal 1 — Election of Directors” beginning on page 3 and “Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm” on page 32 of this proxy statement.

How do I vote?

If you are a holder of Orbital common stock as of the record date, there are four ways to vote:

•	by completing and mailing your proxy card;

•	by Internet at www.proxyvote.com, by following the instructions on the proxy card;

•	by telephone, by following the instructions on the proxy card; or

•	by written ballot at the annual meeting.

Votes by Internet or telephone must be received by 11:59 p.m. Eastern Time on Wednesday, April 25, 2007. If you do not indicate your voting preference, the appointed proxies will vote your shares FOR each of the nominees to Orbital’s Board of Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

If your shares are held in a brokerage account or in your broker’s name (i.e., in “street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the Internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares as directed. If, however, your brokerage firm has not received your instructions in a timely manner, the firm may vote your shares on any matter which the New York Stock Exchange (“NYSE”) determines to be routine. The matters on the agenda for the annual meeting are “routine” according to the NYSE rules. For your general information, if the brokerage firm cannot vote on a particular matter because it is not routine, there is a “broker non-vote” on that matter. The effect that a broker non-vote has on each matter to be considered at the annual meeting is discussed below.

We will pass out written ballots to anyone who wants to vote in person at the annual meeting. If you hold your shares in street name through a brokerage account, you will need a legal proxy from your broker in order to vote at the annual meeting.

What if I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before it is voted at the meeting by (1) sending a written notice of revocation to the company’s Corporate Secretary at the company’s address set forth in this proxy statement; (2) submitting a new written proxy, bearing a date later than the date of the proxy being revoked; (3) voting again on the Internet or by telephone prior to 11:59 p.m. Eastern Time on Wednesday, April 25, 2007; or (4) attending the annual meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If you hold your shares in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

How many shares constitute the quorum necessary to hold the annual meeting?

As of the record date, 59,222,651 shares of Orbital’s common stock were issued and outstanding and entitled to vote at the annual meeting. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum. Shares that are represented by a proxy that directs that the shares abstain from voting or that a vote be withheld are still deemed to be represented at the annual meeting for purposes of constituting a quorum. Similarly, broker non-votes will be treated as shares present for purposes of determining a quorum at the annual meeting.

Where do I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2007, to be filed with the U.S. Securities and Exchange Commission (the “SEC”). A copy of our Form 10-Q will be available on our website (www.orbital.com) and on the SEC’s website (www.sec.gov). You may also receive a copy by contacting our Investor Relations Department, either by mail at our corporate headquarters, by e-mail at investor.relations@orbital.com, by telephone at (703) 406-5543 or by calling the SEC at 1-800-SEC-0330 for the location of the nearest SEC public reference room.

Who pays the cost of solicitation of proxies?

We will pay the costs of this proxy solicitation, including the reasonable expenses of brokerage firms and other custodians or nominees for forwarding proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies without additional compensation.

Will any other matters be voted on?

As of the date of this proxy statement, our management knows of no other matters that will be presented for consideration at the annual meeting other than that discussed in this proxy statement. If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL 1
ELECTION OF DIRECTORS

Five directors are to be elected at the 2007 annual meeting for three-year terms expiring at the 2010 annual meeting of stockholders and until their respective successors are elected and qualified or until the director’s death, removal or resignation. Nine other directors have been previously elected to terms that end in either 2008 or 2009, as indicated below.

If any nominees for director should become unavailable, the Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of common stock represented at the meeting and entitled to vote. The five nominees for election as directors at the annual meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. For purposes of the election of directors, abstentions, broker non-votes and other shares not voted will have no effect on the outcome of the election other than for purposes of determining a quorum. Stockholders are not allowed to cumulate their votes for the election of directors.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

Set forth below is certain information as of March 1, 2007 concerning each of the nominees and each person whose term of office as a director will continue after the annual meeting.

Directors to be Elected at the 2007 Meeting

Edward F. Crawley, 52
Director since 2003

Dr. Crawley has been a professor of Aeronautics and Astronautics at the Massachusetts Institute of Technology (“M.I.T.”) since 1980, and served as head of M.I.T.’s Aeronautics and Astronautics Department from 1996 until 2003. From 2003 to 2006, he served as Executive Director of the Cambridge University – M.I.T. Institute. In 1993, he was a member of the Presidential Advisory Committee on the Space Station Redesign. He is a Fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, the Royal Swedish Academy of Engineering Science, and the Royal Academy of Engineering (U.K.), and is a member of the U.S. National Academy of Engineering.

Lennard A. Fisk, 63
Director since 1993

Dr. Fisk has been a professor of Space Sciences at the University of Michigan since 1993, and also served as Chairman of the Department of Atmospheric, Oceanic and Space Sciences from 1993 to 2003. From 1987 until 1993, he was Associate Administrator for Space Sciences and Applications at the National Aeronautics and Space Administration (“NASA”). From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs. He is a Fellow of the American Geophysical Union and a member of the U.S. National Academy of Sciences, where he serves as Chairman of its Space Studies Board. He is also a member of the NASA Advisory Council.

Ronald T. Kadish, 58
Director since 2005

General Kadish has been Vice President and Partner of Booz Allen Hamilton, Inc., a global strategy and technology consulting firm, since February 2005. In September 2004, General Kadish retired as Lieutenant General from the U.S. Air Force after serving for 34 years. From 1999 until his retirement, General Kadish served as

Director of the U.S. Missile Defense Agency (formerly Ballistic Missile Defense Organization). From August 1996 to June 1999, General Kadish served as the Commander of the Electronic Systems Center at Hanscom Air Force Base. Prior to that time, General Kadish served in numerous assignments with the Air Force, including Program Director for several military aircraft platforms. During his career with the Air Force, General Kadish received a number of awards and decorations, including the Defense Distinguished Service Medal with oak leaf cluster, the Distinguished Service Medal, and the Legion of Merit. General Kadish is a director of Spirit AeroSystems Holdings, Inc.

Garrett E. Pierce, 62
Director since 2000

Mr. Pierce has been Vice Chairman and Chief Financial Officer since April 2002, and was Executive Vice President and Chief Financial Officer since August 2000. From 1996 until August 2000, he was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a supplier of electronic security systems, where he was also named Chief Administrative Officer in July 1998. Prior to joining Sensormatic, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc., a supplier of microwave, radio frequency, and satellite systems and products for communications and wireless networks. From 1980 to 1993, Mr. Pierce was employed by Materials Research Corporation, a provider of thin film equipment and high purity materials to the semiconductor, telecommunications and media storage industries, where he progressed from Chief Financial Officer to President and Chief Executive Officer. Materials Research Corporation was acquired by Sony Corporation as a wholly-owned subsidiary in 1989. From 1972 to 1980, Mr. Pierce held various management positions with The Signal Companies. Mr. Pierce is a director of Kulicke and Soffa Industries, Inc.

David W. Thompson, 52
Director since 1982

Mr. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of Orbital since 1982. From 1982 until October 1999, he also served as President. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle’s autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society, and is a member of the U.S. National Academy of Engineering.

Directors Whose Terms Expire in 2008

Daniel J. Fink, 80
Director since 1983

Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm, since 1982. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the positions of Senior Vice President, Corporate Planning and Development and Vice President and Group Executive, Aerospace Group. Mr. Fink is a former member of the Defense Science Board and a former Chairman of the NASA Advisory Council. He is a member of the U.S. National Academy of Engineering.

Robert J. Hermann, 73
Director since 2002

Dr. Hermann has been a Senior Partner of Global Technology Partners, an aerospace, defense, and technology investment firm, since 1998. From 1982 to 1998, Dr. Hermann held a variety of positions at United Technologies Corporation, including the position of Senior Vice President, Science and Technology from 1987 to 1998. Prior to that time, Dr. Hermann served as Director of the National Reconnaissance Office, Assistant Secretary of the Air Force for Research and Development and Logistics, and Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence. He also spent 20 years with the National Security Agency. He is Chairman of the Technical Advisory Group for the National Reconnaissance Office, a member of the Defense Science Board, and a member of the Commission to Assess the Threat to the United States from Electromagnetic

Pulse Attack. He was Chairman of the Charles Stark Draper Laboratory from 1995 to 2001 and was a member of the President’s Foreign Intelligence Advisory Board from 1993 to 2001. Dr. Hermann is a member of the U.S. National Academy of Engineering.

Janice I. Obuchowski, 55
Director since 1996

Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm, since 1992. In 2003, Ms. Obuchowski also served as Ambassador and U.S. Representative to the World Radiocommunication Conference 2003. From 1989 to 1992, she served as Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Senior Adviser to the Chairman. Ms. Obuchowski is a director of CSG Systems International, Inc. and Stratos Global Corporation.

Frank L. Salizzoni, 68
Director since 1996

Mr. Salizzoni was President and Chief Executive Officer of H&R Block, Inc. from 1996 until 2000, and served as Chairman of the Board until his retirement in 2002. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, a food services company. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of Stratos Global Corporation.

Directors Whose Terms Expire in 2009

Robert M. Hanisee, 68
Director since 2002

From 1990 until his retirement at the end of 2003, Mr. Hanisee held a series of positions with Trust Company of the West, an investment management services company. He served as Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group from 1998 to 2003, managed the Convertible Securities Group from 1992 to 1998, and was Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998. Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. He is a member of the NASA Advisory Council. Mr. Hanisee is a director of EDO Corporation.

James G. Roche, 67
Director since 2005

Dr. Roche served as the Secretary of the U.S. Air Force from 2001 to 2005. From 1984 to 2001, Dr. Roche held several executive positions with Northrop Grumman Corporation, a global defense company, including Corporate Vice President and President of its Electronic Sensors and Systems Sector. From 1983 to 1984, Dr. Roche was Democratic Staff Director of the U.S. Senate Committee on Armed Services. Dr. Roche served in the U.S. Navy for 23 years and retired with the rank of captain in 1983. As a naval officer, his assignments included Principal Deputy Director of the U.S. State Department’s Policy Planning Staff and Senior Professional Staff Member of the U.S. Senate Select Committee on Intelligence. He commanded the USS Buchanan, a guided missile destroyer, and was awarded the Arleigh Burke Fleet Trophy in 1974 for the most improved combat unit in the Pacific Theater. Dr. Roche is a director of TechTeam Global, Inc.

Harrison H. Schmitt, 71
Director since 1983

Dr. Schmitt has served in various capacities as a business and technical consultant since 1982. From 1977 through 1982, Dr. Schmitt was a U.S. Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for NASA. From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon’s surface. Dr. Schmitt currently chairs the NASA Advisory Council.

James R. Thompson, 70
Director since 1992

Mr. Thompson, who is not related to David W. Thompson, has been Vice Chairman, President and Chief Operating Officer of Orbital since April 2002, and was President and Chief Operating Officer since October 1999. He was Acting General Manager of Orbital’s Transportation Management Systems Group from 2001 until August 2003. From 1993 until October 1999, Mr. Thompson served as Executive Vice President and General Manager of Orbital’s Launch Systems Group. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of the Marshall Space Flight Center at NASA. Mr. Thompson was Deputy Director for Technical Operations at Princeton University’s Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center.

Scott L. Webster, 54
Director since 1982

Mr. Webster is a co-founder of Orbital. Mr. Webster served as Senior Vice President, Special Projects of Orbital from May 2001 until his retirement in July 2002. From 1998 until April 2001, Mr. Webster was Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L.P., a satellite services company formerly affiliated with Orbital. From 1993 to 1997, Mr. Webster served in various consulting capacities with Orbital. He served as President of Orbital’s Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster was Orbital’s Senior Vice President of Marketing and Vice President of Marketing from Orbital’s inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in exercising its responsibilities and in furtherance of its continuing efforts to enhance its corporate governance. The Corporate Governance Guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making at the Board and management level and ensuring adherence to good corporate governance principles, with the goal of enhancing stockholder value over the long term.

A copy of the Corporate Governance Guidelines is posted on the “Investor Relations/Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, officers, employees and independent contractors. In compliance with the applicable rules of the SEC, special ethics obligations of our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller and other employees who perform financial or accounting functions are set forth in the section of the Code of Business Conduct and Ethics entitled Special Ethics Obligations of Employees with Financial Reporting Obligations. We intend to satisfy the disclosure requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding an amendment to, or a waiver from, our Code of Business Conduct and Ethics by posting such information on our website at www.orbital.com.  There have not been any waivers of the Code of Business Conduct and Ethics relating to any of our directors or officers in the past year.

A copy of the Code of Business Conduct and Ethics is posted on the “Investor Relations/Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Director Independence

The NYSE rules require that a majority of our Board of Directors shall be independent, and define independence based on criteria relating to the current or historical relationship between Orbital and each individual director. The Corporate Governance Guidelines, which are available on our website at www.orbital.com, provide that no director will qualify as “independent” unless the Board affirmatively determines that the director (1) has no material relationship with Orbital (either directly or indirectly, such as a partner, stockholder or officer of an organization that has a relationship with Orbital) and (2) otherwise meets the criteria for independence required by the NYSE. In making its determination, the Board considered all relevant facts and circumstances and applied the following standards:

The director will not be considered “independent” if:

•	Employment: The director is, or has been within the last three years, an employee of Orbital, or an immediate family member is, or has been within the last three years, an executive officer of Orbital.

•	Other Compensation: The director or an immediate family member has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Orbital, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Auditor Affiliation: (1) The director or an immediate family member is a current partner of a firm that is Orbital’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Orbital’s audit within that time.

•	Interlocking Directorships: The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Orbital’s present executive officers at the same time serves or served on that company’s compensation committee.

•	Business Transactions: The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from Orbital for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.

•	Charitable Contributions: The director is currently or has been within the last three years an executive officer of any tax exempt organization to which contributions made by Orbital exceeded, in any single fiscal year, the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenues.

•	Indebtedness: Since January 1, 2006, the director is at any time a director, executive officer or partner of any company or organization which is indebted to Orbital, or to which Orbital is indebted, where the total amount of indebtedness exceeds five percent of the total consolidated assets of such company or organization on December 31, 2006.

The Board of Directors has affirmatively determined that Ms. Obuchowski and Messrs. Crawley, Fink, Fisk, Hanisee, Hermann, Kadish, Roche, Salizzoni, Schmitt and Webster are “independent,” and that none of these directors has a material relationship with us. This determination was based on the fact that none of these individuals, their immediate family members or any organizations with which these individuals or any of their immediate family members has been affiliated with us during at least the last four years, has had any formal or informal relationship with us whereby the individual or any of their immediate family members or the affiliated organization has been entitled to or received directly or indirectly any form of economic benefit from us (other than their individual compensation as a director), or otherwise has a relationship with us described in any of the categories listed above.

Retirement Policy

Our Corporate Governance Guidelines provide that directors are generally ineligible to stand for election if they will have attained age 75 by the date of our annual meeting of stockholders at which such election will be held. Directors who were 75 or older on the date the policy was adopted are not affected. Accordingly, this policy does not apply to Daniel J. Fink.

Lead Independent Director and Executive Sessions

We have a lead independent director (“Lead Independent Director”) who is nominated by the Corporate Governance and Nominating Committee and approved by the non-management members of the Board for a two-year term. In January 2007, Robert J. Hermann was reappointed as the Lead Independent Director for a two-year term.

Consistent with the NYSE rules, our non-management directors, who are also independent directors, meet in regularly scheduled executive sessions, at least once a year, without management. The Lead Independent Director presides over all executive sessions of non-management directors or independent directors.

Communications with Directors

Stockholders or other interested parties may communicate directly with the Lead Independent Director, the full Board, the non-management directors as a group or the independent directors as a group, by writing to “Lead Independent Director, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: General Counsel.” The Lead Independent Director will review all communications and report on all of them to the full Board, the non-management directors or the independent directors, as applicable. Complaints or concerns regarding our accounting, internal accounting controls or auditing matters will be referred directly to the Audit and Finance Committee and will be investigated in the ordinary course by the committee or its designee.

Related Person Transactions Policy

Our Board of Directors has adopted a written Policy and Procedures for Related Person Transactions (“Related Person Transactions Policy”) in order to ensure that all related person transactions are properly reviewed and fully disclosed in accordance with SEC and NYSE rules.

The Related Person Transactions Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the company is a participant, and (3) any “related person,” as such term is defined by the regulations promulgated under the Exchange Act, has or will have a direct or indirect interest (a “Related Person Transaction”).

Under the Related Person Transactions Policy, all material information regarding a Related Person Transaction must be presented by management to the Corporate Governance and Nominating Committee for its review. All Related Person Transactions are also required to be disclosed to the full Board. The Corporate Governance and Nominating Committee, in its discretion, either approves, ratifies or rejects the transaction or refers the transaction to the full Board or other appropriate Board committee consisting of independent directors. Waivers or exceptions to the Related Person Transactions Policy may be granted by the Corporate Governance and Nominating Committee or the full Board. During 2006, we did not engage in any Related Person Transaction.

Nothing in the Related Person Transactions Policy prohibits the approval or ratification of any transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Our Committees

Our Board has four standing committees: the Audit and Finance Committee; the Corporate Governance and Nominating Committee; the Human Resources and Compensation Committee; and the Markets and Technology Committee. Each committee operates pursuant to a written charter, copies of which are posted on the “Investor Relations/Corporate Governance” page of our website at www.orbital.com and printed copies are available free of charge by request to our Investor Relations Department either by mail at our corporate headquarters, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

Board membership on the committees is as follows:

	Corporate Governance	Human Resources and
Audit and Finance	and Nominating	Compensation	Markets and Technology

Edward F. Crawley	Daniel J. Fink	Edward F. Crawley	Edward F. Crawley
Lennard A. Fisk	Robert M. Hanisee	Daniel J. Fink	Lennard A. Fisk
Robert M. Hanisee*	Robert J. Hermann*	Robert J. Hermann	Robert J. Hermann
Frank L. Salizzoni	James G. Roche	Ronald T. Kadish	Ronald T. Kadish
Harrison H. Schmitt	Frank L. Salizzoni	Janice I. Obuchowski*	Janice I. Obuchowski
		Scott L. Webster	James G. Roche
Harrison H. Schmitt*
Scott L. Webster

*	Chairperson

Audit and Finance Committee

Our Audit and Finance Committee (the “Audit Committee”) held 14 meetings during 2006. In accordance with the applicable NYSE and SEC rules, all of its members are independent. The Board has determined that Messrs. Hanisee and Salizzoni are each an “audit committee financial expert,” as such term is defined by the regulations promulgated under the Exchange Act, and that they have the accounting and related financial expertise within the meaning of the listing standards of the NYSE. In accordance with the terms of our Audit Committee’s charter, none of the members of the Audit Committee serves on the audit committees of more than three public companies, including our company.

The Audit Committee’s responsibilities and duties are detailed in its charter, and include:

•	Appointing and overseeing our independent auditors, and consulting with them with regard to the plan of audit, financial results, significant accounting policies and issues and the adequacy of internal accounting controls;

•	Reviewing our financial reports and related matters, including significant financial reporting issues and judgments;

•	Reviewing and monitoring the integrity of financial reporting processes and internal control systems;

•	Reviewing the appointment and replacement of our internal auditor and overseeing the performance of the internal audit department; and

•	Monitoring compliance with legal and regulatory requirements related to our financial and accounting functions.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee (the “Governance Committee”) held three meetings during 2006. In accordance with the applicable NYSE rules, all of its members are independent.

The Governance Committee’s responsibilities and duties are detailed in its charter, and include:

•	Identifying and considering director nominees for election to the Board;

•	Recommending directors to serve on and chair committees of the Board;

•	Developing and reviewing our Corporate Governance Guidelines and the committee charters;

•	Developing a plan for Chief Executive Officer succession;

•	Reviewing director compensation and benefits;

•	Reviewing matters related to potential conflicts of interest involving the company and directors, management and certain large stockholders; and

•	Overseeing the annual self-evaluation of the Board and its committees.

The Governance Committee will seek to identify director nominees based on input provided by a number of sources, including (1) Governance Committee members, (2) other directors of the company and (3) our stockholders. The Governance Committee also has the authority to consult with or retain advisers or search firms to assist in the identification of qualified director nominees. We do not currently, and did not during 2006, employ a search firm or pay a fee to any other third party to locate qualified director nominees.

Once a director nominee has been identified, the Governance Committee will then evaluate such nominee in light of his or her qualifications and credentials and any additional factors that it deems necessary or appropriate. At a minimum, director nominees must possess such competencies, expertise and knowledge to enable the Board as a whole to possess the expertise necessary to perform its responsibilities in an efficient and effective manner. In evaluating the suitability of individual director nominees, the Board takes into account various factors, including professional experience, understanding of our business environment and the industry sector(s) in which we compete, educational background, integrity, ability to make analytical inquiries and willingness to devote adequate time and resources to diligently perform Board duties.

It is the Governance Committee’s policy to consider any suggestions for director nominees received from a stockholder. We have established the following procedures for stockholders to submit director nominees for consideration at our annual meeting. The proposal must be delivered to us and contain the information required to be included in accordance with the requirements set forth in Section 1.6 of our Amended and Restated Bylaws and any applicable rules or regulations. The proposal should be addressed to “General Counsel and Corporate Secretary, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166.” The Governance Committee will evaluate director nominees submitted by stockholders in the same manner it evaluates nominees recommended by other sources, as set forth above.

Human Resources and Compensation Committee

Our Human Resources and Compensation Committee (the “Compensation Committee”) held eight meetings during 2006. In accordance with the applicable NYSE rules, all of its members are independent.

The Compensation Committee’s responsibilities and duties are detailed in its charter, and include:

•	Evaluating the Chief Executive Officer’s performance and determining his compensation;

•	Reviewing and making recommendations to the Board with respect to compensation of our other executive officers;

•	Assisting in the preparation of the Compensation Discussion and Analysis to be included in our proxy statement;

•	Assessing our processes and procedures for determining all components of executive compensation;

•	Approving employment agreements containing change of control provisions and any non-standard severance arrangements with executive officers;

•	Administering and reviewing our incentive and equity-based compensation plans and overseeing awards made under such plans; and

•	Monitoring corporate human resource matters, including issues relating to employee benefits and workforce recruitment and retention.

David W. Thompson, our Chairman and Chief Executive Officer, makes recommendations to the Compensation Committee regarding salary, equity award grants and annual cash incentive awards to be paid to our executive officers. With respect to our Management Incentive Plan, or “MIP” (which is described in detail in “Executive Compensation — Compensation Discussion and Analysis” on page 14), in addition to input from Mr. Thompson, managers of our business units, our Chief Financial Officer and our President and Chief Operating Officer make recommendations with respect to appropriate performance metrics and targets. Based in part on these recommendations, the Compensation Committee deliberates on, approves and then establishes levels of compensation and the MIP performance targets for the upcoming fiscal year (with the exception of base salary, which the full Board approves upon the recommendation of the Compensation Committee).

With respect to the MIP, in the first quarter of each fiscal year, the Compensation Committee meets to discuss, with input from Mr. Thompson, whether and to what extent the targets established in the previous year were attained. If the targets were attained, the Compensation Committee approves the annual cash incentive award to be paid to the applicable executive officer.

Markets and Technology Committee

Our Markets and Technology Committee held four meetings during 2006. The Markets and Technology Committee’s responsibilities and duties are detailed in its charter, and include:

•	Monitoring and evaluating existing and new markets for our products and services;

•	Assessing existing and potential major technology trends and product development programs; and

•	Reviewing and assessing the development of new technologies and products, including research and development activities and the associated technical and market risks.

Special Committee

In 2006, the Board created a special committee chaired by James G. Roche and including Lennard A. Fisk and Harrison H. Schmitt to conduct a review of our stock option and restricted stock unit grants and related procedures (the “Special Committee”). The Special Committee held seven meetings during 2006. Upon final Board consideration of the matters covered by the Special Committee review, the Special Committee’s work has been concluded.

Attendance at Board and Stockholder Meetings

During 2006, the Board held 13 meetings. Each incumbent director attended at least 75% of all meetings of the Board and committees of which he or she was a member.

It is the Board’s policy that all directors should attend our annual meeting. Thirteen of our 14 directors then in office attended the 2006 annual meeting held on April 27, 2006.

Director Compensation

The following table sets forth compensation earned, awarded or paid to our non-employee directors in connection with their Board service during 2006.

					Change in Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)	Earnings	($)	($)

Edward F. Crawley	$52,000	$19,950	$30,292	—	—	—	$102,242
Daniel J. Fink	28,500	16,008	30,292	—	—	—	74,800
Lennard A. Fisk	7,250	48,949	30,292	—	—	—	86,491
Robert M. Hanisee	20,750	42,436	30,292	—	—	—	93,478
Robert J. Hermann	2,500	75,634	30,292	—	—	—	108,426
Ronald T. Kadish	46,000	10,003	30,292	—	—	—	86,295
Janice I. Obuchowski	49,250	10,004	30,292	—	—	—	89,546
James G. Roche	64,500	9,919	30,292	—	—	—	104,711
Frank L. Salizzoni	16,500	42,006	30,292	—	—	—	88,798
Harrison H. Schmitt	62,000	—	30,292	—	—	—	92,292
Scott L. Webster	39,500	—	30,292	—	—	—	69,792

(1)	David W. Thompson, Garrett E. Pierce and James R. Thompson are not included in this table because they are employees of the company and receive no additional compensation for their Board service. The compensation received by Messrs. Thompson, Pierce and J.R. Thompson as employees of the company is shown in the Summary Compensation Table on page 18.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R (as defined on page 17). As of December 31, 2006, each non-employee director had the following aggregate number of shares of restricted stock outstanding: Edward F. Crawley, 1,528 shares; Daniel J. Fink, 3,396 shares; Lennard A. Fisk, 7,589 shares; Robert M. Hanisee, 6,078 shares; Robert J. Hermann, 11,972 shares; Ronald T. Kadish, 826 shares; Janice I. Obuchowski, 1,680 shares; James G. Roche, 1,709 shares; Frank L. Salizzoni, 6,245 shares; Harrison H. Schmitt, 0 shares; and Scott L. Webster, 1,009 shares.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R. The stock options granted to each non-employee director for the fiscal year ended December 31, 2006 had an aggregate grant date fair value of $30,543 as computed in accordance with FAS 123R. We use a Black-Scholes option pricing model to determine grant date fair value. The Black-Scholes value for non-employee director grants on January 3, 2006 was $6.11 per share based on a 4.5 year expected length to exercise, 4.35% risk free rate of return, no annual dividend yield, and volatility of 51%. As of December 31, 2006, each non-employee director had the following aggregate number of stock options outstanding: Edward F. Crawley, 20,000; Daniel J. Fink, 37,000; Lennard A. Fisk, 40,000; Robert M. Hanisee, 25,000; Robert J. Hermann, 25,000; Ronald T. Kadish, 10,000; Janice I. Obuchowski, 37,000; James G. Roche, 10,000; Frank L. Salizzoni, 37,000; Harrison H. Schmitt, 32,000; and Scott L. Webster, 150,000.

The Governance Committee, pursuant to its charter, periodically assesses the appropriateness of the form and amount of director compensation and makes recommendations to the full Board concerning such compensation. The Governance Committee may delegate this authority under its charter to subcommittees as it deems appropriate and in the best interest of the company and its stockholders, provided that, to the extent required by applicable rules and regulations, such subcommittees are composed entirely of independent directors and have published committee charters.

As part of its assessment of director compensation, the Governance Committee conducts a review of director compensation programs of certain peer companies, including the combination of cash and equity-based compensation. The Governance Committee also discusses non-employee director compensation with the Chairman and Chief Executive Officer and takes into account his recommendations. After evaluating the benchmarking data and recommendations of the Chairman and Chief Executive Officer, the Governance Committee recommended to the Board a modest increase in the annual retainer to be paid to non-employee directors in 2006. The Compensation Committee has not engaged compensation consultants, including in 2006, to provide advice with respect to the amount or form of director compensation. The full Board approves all director compensation.

The following is a description of the compensation arrangements with our non-employee directors for 2006:

•	Annual Retainer	$30,000
•	Lead Independent Director Annual Retainer	$10,000
•	Committee Chair Annual Retainer	$5,000 for each committee for up to one committee
•	Committee Member Annual Retainer	$1,000 for each committee for up to two committees
•	Board Meeting Fees	$1,000 for each in-person Board meeting in excess of five per year
$500 for each telephonic Board meeting
•	Committee Meeting Fees	$1,000 for each in-person committee meeting
$500 for each telephonic committee meeting (or up to $1,000 in the case of the Special Committee)
•	Annual Stock Option Grant	5,000 common stock options
•	Stock Purchase Matching Program	Orbital matched up to $10,000 worth of common stock purchases in the open market during the calendar year with a grant of an equivalent value of restricted common stock

During 2006, non-employee directors had the option to elect to receive all or part of their retainers and fees in the form of restricted common stock issued under Orbital’s 1997 Stock Option and Incentive Plan (the “1997 Option Plan”). The number of shares of stock issued in lieu of cash was calculated based on the closing price of our common stock on the date of the award, which is the first Board meeting of the year in the case of retainers and the date of the relevant meeting in the case of meeting fees. During 2006, Messrs. Fink, Fisk, Hanisee, Hermann and Salizzoni elected to receive all or part of their annual retainer(s) in the form of restricted common stock in the amounts of $16,000, $32,000, $18,000, $47,000 and $32,000, respectively. Messrs. Fisk, Hanisee and Hermann also elected to receive their meeting fees in the form of restricted common stock in the amounts of $16,750, $13,250 and $17,500, respectively. The awards of restricted stock vest in their entirety on January 25, 2008.

On January 3, 2006, each non-employee director was granted 5,000 common stock options with an exercise price of $12.98 per share. All of these option grants vested in their entirety on January 3, 2007. This grant was pursuant to the 1997 Option Plan which previously provided that on the first business day in January, each non-employee director receives an automatic annual grant of 5,000 options to purchase common stock at an exercise price equal to the fair market value on that date and that fully vest one year from the date of grant. In 2006, the Board decided, effective in 2007, to eliminate this automatic option grant and replace it with an automatic grant of restricted stock units worth $40,000 on the second business day of each calendar year based on the closing price of our common stock on such grant date.

During 2006, we also matched non-employee directors’ purchases of up to $10,000 worth of common stock in the open market during the calendar year with a grant of restricted common stock under the 1997 Option Plan. The number of shares of restricted common stock granted is equal to the dollar value of the non-employee director’s stock purchase in any given calendar quarter divided by the average closing price of our common stock during that calendar quarter. The grant vests in its entirety two years from the date of grant. In 2006, we granted an aggregate of 2,811 shares of restricted common stock under this program to Ms. Obuchowski (706) and Messrs. Crawley (702), Hermann (703) and Roche (700). In 2006, the Board decided, effective in 2007, to eliminate this stock purchase matching program.

All directors also are reimbursed for out-of-pocket expenses in connection with Board service and for out-of-pocket expenses incurred by their respective spouses when traveling with the director in connection with Board service for up to one trip per year.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three other most highly-compensated executive officers during 2006. We refer to these five individuals in this proxy statement as the “Named Executive Officers.” This section includes information regarding, among other things, the objectives of our compensation program, the achievements that our compensation program is designed to reward, the elements of our compensation program (including the reasons why we pay each element and how we determine the amounts for each element that we pay) and how each element fits into our overall compensation objectives. The Compensation Committee has responsibility for overseeing the compensation paid to all of our executive officers, including the Named Executive Officers.

Our Overall Compensation Objectives

Our overall compensation objectives are premised on the following three fundamental principals, each of which are discussed below: (1) a significant portion of executive compensation should be performance-based, tied to the achievement of certain financial and operational objectives; (2) the financial interests of our senior management and our stockholders should be linked; and (3) executive compensation should be structured so that we can compete to hire, motivate and retain top level executives in our industry.

Performance-Based Compensation.

A major thrust of our compensation program is our belief that a significant amount of executive compensation should be performance-based. In other words, our compensation program is designed to reward superior performance, and we believe that our executive officers should feel accountable for the performance of our business and their individual performance. In order to effect this objective, we have structured our compensation program so that incentive compensation is tied, in large part, directly to company-wide and individual performance. For example, as discussed specifically below, annual cash incentive awards are based on, among other things, pre-determined corporate financial performance metrics and operational targets. Furthermore, we have a policy of rewarding special cash bonuses to individuals in recognition of exceptional achievement or effort. The specific performance metrics used for determining annual cash incentive awards are discussed on page 15 under the caption “Elements of Our Compensation Program — Annual Cash Incentive Awards and Special Cash Bonuses.”

Alignment with Stockholder Interests.

We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are aligned with the interests of our stockholders. We accomplish this objective in a couple of ways. First, as noted above, payments of annual cash incentive awards are based on, among other things, pre-determined financial performance metrics and operational targets that, if achieved, we believe enhance the value of our common stock.

Second, a significant portion of total compensation paid to our executive officers is paid in the form of equity to further align the interests of our executive officers and our stockholders. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. For example, as discussed specifically below, in 2006, a portion of the compensation paid to the Named Executive Officers was in the form of restricted stock units, or “RSUs,” which represent the right to receive shares of our common stock subject to a vesting schedule. We believe that RSUs, which vest with the passage of time, provide meaningful long-term incentives that are directly related to the enhancement of stockholder value. RSU awards are intended to incentivize executive officers to work towards achieving operational and financial goals that management believes ultimately will be reflected in the value of our common stock. In addition, the time-vesting schedule of RSU awards further the goal of employee retention.

Executive compensation should be structured so that we can compete for, motivate and retain top level executives.

We develop and manufacture small rockets and space systems for commercial, military and civil government customers. We believe that our industry is highly specialized. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. Therefore, we strive to create a compensation package for executive officers that delivers compensation that is comparable to the total compensation delivered by certain peer companies with which we compete for executive talent.

Elements of Our Compensation Program

The elements of our compensation program are the following: base salary, annual cash incentive awards and special cash bonuses, equity-based compensation, severance and termination payments, and certain other benefits. We discuss in detail below each element, including why we choose to pay each element and how we determine the amount to pay for each element.

Base Salary.

We pay base salary because we feel it is important to provide our executive officers with a level of assured cash compensation. Base salary is designed to recognize particularly the experience, skills, knowledge and responsibilities required of the executive officers in their roles and our overall operating and financial performance for the prior fiscal year.

In early 2006, the Compensation Committee reviewed and discussed with David W. Thompson, our Chairman and Chief Executive Officer, proposed 2006 salary levels for executive officers, including the Named Executive Officers (other than Carl A. Marchetto, who joined the company in September 2006). Proposed increases were based on individual achievements and performance during 2005, as well as our overall growth and profitability. The Compensation Committee also compared the salary levels of our CEO, President and Chief Operating Officer (“COO”) and CFO with the most current publicly available salaries for similarly situated executives at a group of companies in the aerospace, defense and government information technology industries. This “peer group” included 20 companies with annual revenues ranging from $60 million to $52 billion. Companies included in the group with revenues that are roughly comparable to ours included EDO Corporation, Trimble Navigation, XM Satellite, ManTech International and SRA International.

Based on the recommendation of the Compensation Committee, the full Board (other than management directors) approved executive salaries for 2006. Our Named Executive Officers’ base salary increased by an average of 4.5% over 2005 base salary levels. The base salary paid to each of our Named Executive Officers for 2006 is set forth in the Summary Compensation Table on page 18.

In September 2006, Carl A. Marchetto joined Orbital as Executive Vice President and General Manager, Space Systems Group. His base salary was approved by the Compensation Committee and was determined based on the salary of his predecessor at Orbital as well as his salary at his prior employment, and was part of an employment offer that was intended to be competitive and attractive.

Annual Cash Incentive Awards and Special Cash Bonuses.

Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in our industry, we pay annual cash incentive awards pursuant to our MIP. MIP award opportunities are established as a percentage of base salary. For 2006, our CEO had a target bonus of 90% of base salary, and the COO and CFO each had target bonuses of 80% of base salary. The other Named Executive Officers had target bonuses of 50% of base salary. The MIP objectives and performance assessments are presented by the CEO to the Compensation Committee for approval.

Annual cash incentive awards are intended to reward individual and company-wide performance during the year, while also emphasizing individual accountability. They can, therefore, be highly variable depending on the individual and over time. The MIP award may be adjusted upward or downward based on various factors, as discussed below, with the cap being 125% of the target bonus amount.

The MIP objectives are intended to be challenging but achievable. They are based on actual performance compared to pre-determined financial and operational performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. For the CEO, CFO and COO, the MIP award calculation places more emphasis on the company’s annual consolidated financial results (weighted 75%) than on operational performance (weighted 25%), which is consistent with the executives’ responsibilities with respect to managing the company’s overall performance. For business unit leaders, including Ronald J. Grabe and Carl A. Marchetto, the MIP award calculation places more emphasis on the business unit’s performance (financial 45%; operational 25%) while also taking into account the company’s annual consolidated financial results (weighted 30%).

The financial objectives are set at the beginning of each fiscal year, including 2006, on a consolidated basis and for each business unit. The financial objectives are based on the year’s internally-developed financial plan. In 2006, the company’s financial performance was measured based on established targets for each of free cash flow (weighted 25%), pre-tax net income (weighted 30%), revenues (weighted 25%) and firm backlog (weighted 20%). Each business unit’s financial performance was measured based on established targets for each of free cash flow (weighted 25%), operating income (weighted 30%), revenues (weighted 25%) and firm backlog (weighted 20%). If any particular financial objective is not met, then the award component of the MIP that is tied to financial performance is adjusted downward proportionately. For 2006, the average of the full-year financial performance score across all business units was 112% of the pre-established financial targets.

The operational objectives for the first part of 2006 were established at the beginning of that year, and the operational objectives for the second part of the year were established in the middle of 2006. The CEO takes into consideration input from operating business group leaders, the COO and the CFO to develop the objectives and to also evaluate achievement of the operational goals which are then reviewed with and discussed by the Compensation Committee. Corporate operational performance is measured based on the level of achievement of corporate-level goals relating to areas such as company-wide technical and business operations. Each business unit’s operational performance is measured based on the level of achievement of specific business-oriented goals, such as successful mission performance, keeping programs on schedule and within budget and winning new business. Any mission failure results in a “0” score with respect to the mission performance operational metric, while scores related to other metrics (e.g., winning new business, maintaining program schedules and budgets) may be proportionally reduced for less than full achievement. In 2006, the average score for first-half and second-half operational performance across all business units was 89% and 94%, respectively.

As noted in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 18, based on the metrics described above, the Named Executive Officers received the following MIP awards with respect to 2006 performance: David W. Thompson, $520,982; Garrett E. Pierce, $441,011; James R. Thompson, $420,050; Ronald J. Grabe, $180,014; and Carl A. Marchetto, $91,875. In 2006, Mr. Marchetto’s annual target bonus of 50% of his base salary was prorated at 50% due to the fact that he joined the company in September.

In addition, we have a policy of periodically awarding special cash bonuses on a discretionary basis to an individual, generally in recognition of exceptional achievement or effort during the year. During 2006, we paid to Ronald J. Grabe a $20,000 special cash bonus. Mr. Grabe has relocated to Chandler, Arizona on a long-term assignment at Orbital’s request. See “Additional Information with Respect to the Summary Compensation Table and Grants of Plan-Based Awards Table” on page 21 for more information on Mr. Grabe’s executive relocation agreement.

Equity-Based Compensation.

Prior to 2005, our equity-based compensation was generally awarded in the form of stock options. In 2005, the Compensation Committee reviewed our equity-based award practices in light of recent market trends and our anticipated adoption of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”) in January 2006. Based on its review, the Compensation Committee determined that periodic RSU awards would replace stock option awards as our primary form of equity-based compensation.

Our equity-based compensation program is intended to align the interests of our executive officers with those of our stockholders, and to focus our executives on the achievement of long-term performance objectives that are aligned with our corporate strategy, thereby establishing a direct relationship between compensation and our operating performance. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. The long-term vesting provisions of our RSU awards also further the goal of executive retention.

RSU awards to eligible employees, including the Named Executive Officers, are generally made on an annual basis. RSU awards must be approved by the Compensation Committee or the Board. In general, the number of RSUs awarded to each executive officer is determined subjectively based on a number of factors, including the officer’s degree of responsibility, general level of performance, ability to affect future company performance, salary level and recent noteworthy achievements, as well as the previous year’s award. In 2006, the Compensation Committee considered the fact that Orbital’s stock price was higher than it had been at the time of the 2005 grant and, accordingly, the aggregate RSU award in 2006, including to the Named Executive Officers (other than Carl A. Marchetto), was less than the aggregate award in 2005. Mr. Marchetto’s award, which is higher than our typical executive RSU award and also vests in a shorter period of time, was intended to be an inducement for him to accept our offer of employment.

Based on the considerations described above, the Named Executive Officers received RSU awards in 2006 as follows: David W. Thompson, 30,000 units; Garrett E. Pierce, 15,000 units; James R. Thompson, 15,000 units; Ronald J. Grabe, 10,000 units; and Carl A. Marchetto, 50,000 units. For a description of the material terms of the awards, please see footnotes 3 and 5 of the Grants of Plan-Based Awards table on pages 20-21.

In connection with the company’s review during 2006 of its historic stock option and RSU grants and related procedures, David W. Thompson has informed the Compensation Committee that he will forego his annual 2007 RSU grant, if any.

Severance and Termination Benefits.

We have entered into change of control agreements with each Named Executive Officer, and have entered into an Executive Employment Agreement with Garrett E. Pierce, our Vice Chairman and Chief Financial Officer, pursuant to which he is entitled to certain severance benefits. For a description of the material terms and conditions of these agreements, see the discussion in “Potential Payments Upon Termination or Change of Control” on page 26.

We believe that our change of control and severance agreements are consistent with our overall compensation objective of attracting, motivating and retaining talented top level executives, and offering a compensation package that is fair. These agreements are intended to retain the executives and provide continuity of management in the event of an actual or threatened change of the control of our company and ensure that the executive’s compensation and benefits expectations would be satisfied in such event.

Our change of control agreements have a “double trigger,” meaning that the executive officer’s right to receive severance payments and benefits arises only if there is both a change of control and termination of employment within a specified time period. A double trigger for severance was selected because unless the Named Executive Officer’s employment is terminated in connection with the change of control, a Named Executive Officer’s salary and bonus would continue to be paid from the acquiring entity, which is what the severance payment is based on and intended to replace. For a description and quantification of the estimated amounts that the Named Executive Officers would receive upon a change of control and under certain other termination scenarios, see the discussion under “Potential Payments Upon Termination or Change of Control” on page 26.

Other Benefits and Perquisites.

We periodically provide certain benefits to our executive officers that we feel are important to attract and retain talented executives. These benefits include the following: reimbursement of relocation and living expenses, tax gross-ups related to long-term and supplemental disability premiums, tax gross-ups related to relocation allowances, and company contributions to our 401(k) plan (such contributions are available to all eligible employees). In addition, the company reimburses James R. Thompson, who resides in Huntsville, Alabama, for travel expenses (including airfare, lodging, car rental and meals) associated with his travel between our Huntsville and Dulles offices. Footnote 5 to the Summary Compensation Table on page 19 describes certain perquisites that were provided to our Named Executive Officers during 2006.

We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

Human Resources and Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been furnished by the Compensation Committee members:

Janice I. Obuchowski, Chairman	Robert J. Hermann
Edward F. Crawley	Ronald T. Kadish
Daniel J. Fink

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Human Resources and Compensation Committee Report will not be incorporated by reference into any such filings.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal year ended December 31, 2006 to the Named Executive Officers.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

David W. Thompson	2006	$551,304		—	$323,426	$20,823	$520,982	—	$21,904	$1,438,439
Chairman of the Board and Chief Executive Officer
Garrett E. Pierce	2006	525,013		—	177,102	—	441,011	—	30,289	1,173,415
Vice Chairman and Chief Financial Officer
James R. Thompson	2006	500,059	(6)	—	177,102	7,072	420,050	—	117,712	1,221,995
Vice Chairman, President and Chief Operating Officer
Ronald J. Grabe	2006	360,027		$145,000	118,068	4,715	180,014	—	174,250	982,074
Executive Vice President and General Manager, Launch Systems Group
Carl A. Marchetto	2006	106,347	(7)	200,000	151,972	—	91,875	—	38,247	588,441
Executive Vice President and General Manager, Space Systems Group

(1)	Bonuses for Mr. Grabe include a $65,000 special cash bonus and a $5,000 special monthly cash bonus that are paid pursuant to an executive relocation agreement the company entered into with Mr. Grabe. It also includes a

$20,000 discretionary bonus in recognition of Mr. Grabe’s long-term relocation to Chandler, Arizona. See “Additional Information with Respect to the Summary Compensation Table and Grants of Plan-Based Awards Table” on page 21 for more information on this executive relocation agreement.

Mr. Marchetto’s bonus is a signing bonus given in connection with his commencement of employment with the company in 2006. See “Additional Information with Respect to the Summary Compensation Table and Grants of Plan-Based Awards Table” on page 21 for more information.

(2)	Reflects the dollar amounts recognized by the company in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2006 for awards granted in 2006 and prior years, excluding any impact of estimated forfeitures related to service-based vesting conditions as required by SEC rules. The grant date fair value is based on the closing price on the date of grant. On July 26, 2006, we granted RSUs to the Named Executive Officers (other than Mr. Marchetto) as follows: Mr. Thompson, 30,000 shares; Mr. Pierce, 15,000 shares; Mr. J.R. Thompson, 15,000 shares; and Mr. Grabe, 10,000 shares. The RSUs vest in three equal installments on July 26, 2007, July 26, 2008 and July 26, 2009. On September 5, 2006, we granted 50,000 RSUs to Mr. Marchetto that vest in two equal installments on September 5, 2007 and September 5, 2008.

(3)	Reflects the dollar amounts recognized by the company in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2006 for stock options granted in 2003, excluding any impact of estimated forfeitures related to service-based vesting conditions as required by SEC rules. For a discussion of the valuation assumptions with respect to these stock options, see Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005. We did not grant any stock options to the Named Executive Officers in the fiscal year ended December 31, 2006.

(4)	Non-equity incentive plan compensation reflects the compensation earned by the Named Executive Officer under the MIP. See “Executive Compensation — Compensation Discussion and Analysis” on page 14 for a more detailed discussion of the MIP.

(5)	All other compensation for Mr. Thompson includes $1,480 as reimbursement for executive long-term disability premiums and $1,081 tax gross-up payments related to such reimbursement, $2,070 life insurance premiums paid by the company, and aggregate company contributions under our 401(k) and deferred compensation plans of $17,273.

All other compensation for Mr. Pierce includes $1,480 as reimbursement for executive long-term disability premiums and $1,081 tax gross-up payments related to such reimbursement, $2,940 as reimbursement for supplemental disability premiums and $1,491 tax gross-up payments related to such reimbursement, $5,940 life insurance premiums paid by the company, and aggregate company contributions under our 401(k) and deferred compensation plans of $17,357.

All other compensation for Mr. J.R. Thompson includes $1,480 as reimbursement for executive long-term disability premiums and $1,048 tax gross-up payments related to such reimbursement, $17,272 life insurance premiums paid by the company, and aggregate company contributions under our 401(k) and deferred compensation plans of $16,632. Mr. J.R. Thompson resides in Huntsville, Alabama. All other compensation for Mr. J.R. Thompson also includes aggregate travel expenses (including airfare, lodging, car rental and meals) associated with his travel between our Huntsville and Dulles offices of $81,280.

All other compensation for Mr. Grabe includes $1,480 as reimbursement for executive long-term disability premiums and $1,048 tax gross-up payments related to such reimbursement, $5,294 life insurance premiums paid by the company, aggregate company contributions under our 401(k) and deferred compensation plans of $14,971, $52,480 as reimbursement for relocation expenses and $37,214 tax gross-up payments related to such reimbursement, $43,200 tax gross-up payments related to Mr. Grabe’s special monthly cash bonus, and $18,563 as reimbursement for excise tax liability incurred as a result of Mr. Grabe’s exercise of certain stock options.

All other compensation for Mr. Marchetto includes $324 as reimbursement for executive long-term disability premiums and $227 tax gross-up payments related to such reimbursement, $553 life insurance premiums paid by the company, and $21,060 as reimbursement for relocation expenses and $16,083 tax gross-up payments related to such reimbursement.

(6)	Mr. J.R. Thompson elected to receive approximately 25% of his 2006 base salary, net of taxes, in the form of common stock that was not subject to any vesting restrictions, the value of which is included in this amount. The stock issued to Mr. Thompson in connection with such election is reported in the Grants of Plan-Based Awards table below and the Option Exercises and Stock Vested table on page 24.

(7)	Mr. Marchetto was appointed Executive Vice President and General Manager of the Space Systems Group on September 5, 2006. Salary for Mr. Marchetto reflects a prorated amount of his annual base salary of $350,000.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of plan-based awards made to each Named Executive Officer in the fiscal year ended December 31, 2006.

								All Other		All Other
								Stock		Option		Grant
								Awards:		Awards:	Exercise	Date Fair
					Estimated Future Payouts			Number of		Number of	or Base	Value of
		Estimated Future Payouts Under			Under Equity Incentive			Shares		Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Plan Awards			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)(2)
David W. Thompson	07/26/2006	—	—	—	—	—	—	30,000	(3)	—	—	$536,100
	N/A	—	$496,174	$620,217	—	—	—	—		—	—	—
Garrett E. Pierce	07/26/2006	—	—	—	—	—	—	15,000	(3)	—	—	268,050
	N/A	—	420,010	525,013	—	—	—	—		—	—	—
James R. Thompson(6)	03/31/2006	—	—	—	—	—	—	1,512	(4)	—	—	23,920
	06/30/2006	—	—	—	—	—	—	1,404	(4)	—	—	22,661
	07/26/2006	—	—	—	—	—	—	15,000	(3)	—	—	268,050
	09/29/2006	—	—	—	—	—	—	1,142	(4)	—	—	21,435
	12/29/2006	—	—	—	—	—	—	1,162	(4)	—	—	21,427
	N/A	—	400,047	500,059	—	—	—	—		—	—	—
Ronald J. Grabe(6)	07/26/2006	—	—	—	—	—	—	10,000	(3)	—	—	178,700
	N/A	—	180,014	225,017	—	—	—	—		—	—	—
Carl A. Marchetto	09/05/2006	—	—	—	—	—	—	50,000	(5)	—	—	949,500
	N/A	—	87,501	109,376	—	—	—	—		—	—	—

(1)	These potential annual cash incentive awards, including applicable performance metrics, under the MIP are discussed in detail in “Executive Compensation — Compensation Discussion and Analysis” on page 14. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 18 for the amounts actually earned in 2006 by the Named Executive Officers under the MIP.

(2)	Reflects grant date fair value of the equity award computed in accordance with FAS 123R.

(3)	Reflects RSUs granted under our 2005 Stock Incentive Plan for the fiscal year ended December 31, 2006. The RSUs vest in one-third increments on July 26, 2007, July 26, 2008 and July 26, 2009, provided that the Named Executive Officer remains on each such vesting date an employee, officer, or director of the company or its affiliates or a consultant or adviser currently providing services to the company or its affiliates (a “Service Provider”). If the Named Executive Officer’s service as a Service Provider is terminated other than by reason of death or disability, any unvested RSUs will be forfeited. If the Named Executive Officer dies or incurs disability prior to any such vesting date, then the RSUs will become 100% vested upon the date of such event. In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the RSUs at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

(4)	Common stock issued to Mr. J.R. Thompson in connection with his election to receive approximately 25% of his 2006 base salary, net of taxes, in the form of common stock that is not subject to any vesting restrictions.

(5)	RSUs granted under our 1997 Stock Option and Incentive Plan for the fiscal year ended December 31, 2006. The RSUs vest in one-half increments on September 5, 2007 and September 5, 2008, provided that Mr. Marchetto remains an employee or director of the company on each such vesting date. If Mr. Marchetto’s employment is terminated other than by reason of death or total disability, any unvested RSUs will be forfeited. If Mr. Marchetto dies or incurs a total disability prior to any such vesting date, then the RSUs will become 100% vested upon the date of such event. In the event a dividend is declared and paid on Orbital’s common stock, dividend equivalents are paid on the RSUs at the same rate as dividends on Orbital’s common stock. Orbital has never declared any dividends on its common stock.

(6)	In December 2006, we amended the exercise prices of certain stock options previously granted to Messrs. J.R. Thompson and Grabe with exercise prices below the fair market value per share of the company’s common stock on the grant measurement dates for such options for accounting and tax purposes. To avoid certain tax consequences under Section 409A of the Internal Revenue Code, Messrs. J.R. Thompson and Grabe entered into amendments with us to increase the exercise prices of these stock options to reflect the fair market value per share on the applicable grant measurement dates, and thus, no incremental fair value resulted from the amended stock options. No other terms and conditions of these stock options were amended.

Additional Information With Respect to the Summary Compensation
Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into an executive relocation agreement with Ronald J. Grabe as discussed in more detail below. In addition, we have entered into change of control agreements with each Named Executive Officer and an agreement with Garrett E. Pierce, pursuant to which each officer could receive certain severance benefits. See “Potential Payments Upon Termination or Change of Control” on page 26 for information regarding these agreements.

In 2003, we entered into an executive relocation agreement with Mr. Grabe in connection with his temporary relocation assignment in Chandler, Arizona. Under the terms of the agreement, Mr. Grabe receives a $5,000 special monthly cash bonus and a related tax gross-up payment for each month Mr. Grabe is employed at Orbital’s request in Chandler, Arizona. The agreement also provides that we reimburse Mr. Grabe for certain relocation expenses. The agreement terminates when Mr. Grabe’s relocation assignment is over or Mr. Grabe is no longer employed as one of our executive officers. In 2005, the agreement was amended to provide for the payment of a $65,000 special cash bonus on June 1, 2006 and the reimbursement of certain expenses associated with the disposition of Mr. Grabe’s residence in Virginia.

In 2006, we made several commitments regarding compensation and benefits to Carl A. Marchetto in connection with our offer of employment to him. His compensation package provided for a 2006 annual base salary of $350,000 and participation in the MIP with an annual target bonus equal to 50% of his base salary. It further provided that Mr. Marchetto’s 2006 bonus under the MIP would be prorated at 50% because he joined the company later in the year. Mr. Marchetto also received a grant of 50,000 RSUs under our 1997 Stock Option and Incentive Plan that vest equally on the first and second anniversaries of his commencement of employment with us. In addition, Mr. Marchetto received a $200,000 signing bonus payable in 2006. Mr. Marchetto is obligated to repay a portion or all of this bonus if his employment with us terminates prior to the second anniversary of his commencement of employment for any reason other than disability, death or good reason, as those terms are defined in his change of control agreement. We also agreed to provide for the reimbursement of reasonable moving and relocation expenses for a one-year period, which include transportation expenses for Mr. Marchetto and his immediate family and certain expenses associated with the disposition and purchase of his residence.

2006 Compensation

As discussed in “Compensation Discussion and Analysis — Elements of Our Compensation Program — Base Salary” on page 15, our Named Executive Officers’ base salaries increased by an average of 4.5% over 2005 base salary levels. These salaries are reflected in the “Salary” column of the Summary Compensation Table on page 18.

In 2006, James R. Thompson elected to receive approximately 25% of his 2006 base salary, net of taxes, in the form of common stock that is not subject to any vesting restrictions. For the first and second quarters of the fiscal year ended December 31, 2006, the amount of shares issued was equal to (1) the dollar value of his net salary for each calendar quarter, divided by (2) the average closing price of our common stock during such calendar quarter. For the third and fourth quarters of the fiscal year ended December 31, 2006, the amount of shares issued was equal to (1) the dollar value of his net salary for each calendar quarter, divided by (2) the closing price of our common stock on the grant date, such grant date being the last trading day of the applicable quarter. The value of the common stock received by Mr. Thompson was approximately equal to the amount of salary foregone at his election, subject to any de minimus difference due to the rounding of fractional shares.

In addition, during 2006, each Named Executive Officer earned a performance-based annual cash incentive award under the MIP, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 18. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Annual Cash Incentive Awards and Special Cash Bonuses” beginning on page 15 for a detailed discussion of the MIP and how 2006 bonuses under the MIP were determined. In addition to the bonuses payable to Mr. Grabe discussed above, he received a discretionary $20,000 bonus in recognition of his long-term relocation to Chandler, Arizona.

With respect to equity grants during 2006, Messrs. Thompson, Pierce, J.R. Thompson and Grabe received grants of RSUs under our 2005 Stock Incentive Plan, and Mr. Marchetto received a grant of RSUs under our 1997 Stock Option and Incentive Plan. See footnotes 3 and 5 to the Grants of Plan-Based Awards table on pages 20-21 for the amounts, vesting schedule, and material terms of these RSU awards. See “Compensation Discussion and Analysis — Elements of Our Compensation Program — Equity-Based Compensation” beginning on page 16 for a discussion of our practices with respect to equity grants.

In December 2006, we amended the exercise prices of certain stock options previously granted to Messrs. J.R. Thompson and Grabe with exercise prices below the fair market value per share of our common stock on the grant measurement dates for such options for accounting and tax purposes. To avoid certain tax consequences under Section 409A of the Internal Revenue Code, Messrs. J.R. Thompson and Grabe entered into amendments with us to increase the exercise prices of these stock options to reflect the fair market value per share on the applicable grant measurement dates, and thus, no incremental fair value resulted from the amended stock options. No other terms and conditions of these stock options were amended.

Outstanding Equity Awards at Fiscal Year-End*

The following table sets forth the outstanding equity awards for each Named Executive Officer as of December 31, 2006.

	Option Awards							Stock Awards
										Equity
										Incentive	Equity
										Plan	Incentive
				Equity						Awards:	Plan Awards:
				Incentive				Number		Number of	Market or
				Plan				of Shares		Unearned	Payout Value
				Awards:				or Units	Market	Shares,	of Unearned
	Number of		Number of	Number of				of Stock	Value of	Units or	Shares, Units
	Securities		Securities	Securities				That	Shares of	Other	or Other
	Underlying		Underlying	Underlying				Have	Units of	Rights	Rights That
	Unexercised		Unexercised	Unexercised	Option		Option	Not	Stock That	That Have	Have Not
	Options (#)		Options (#)	Unearned	Exercise		Expiration	Vested	Have Not	Not Vested	Vested
Name	Exercisable		Unexercisable	Options (#)	Price ($)		Date	(#)	Vested ($)	(#)	($)

David W. Thompson	25,000	(1)	—	—	$16.50		02/04/2007	—	—	—	—
	30,000	(2)	—	—	18.25		07/23/2007	—	—	—	—
	75,000	(3)	—	—	14.00	(16)	04/26/2010	—	—	—	—
	100,000	(4)	—	—	4.00		04/24/2011	—	—	—	—
	150,000	(5)	—	—	5.79		05/15/2013	—	—	—	—
	60,000	(6)	—	—	12.40		05/11/2010	—	—	—	—
	—		—	—	—		—	56,667	$1,044,939	—	—
Garrett E. Pierce	350,000	(7)	—	—	11.12	(16)	08/09/2010	—	—	—	—
	92,200	(8)	—	—	5.50		04/25/2012	—	—	—	—
	—		—	—	—		—	30,000	553,200	—	—
James R. Thompson	10,000	(2)	—	—	18.25		07/23/2007	—	—	—	—
	8,217	(9)	—	—	37.25	(16)	06/03/2008	—	—	—	—
	31,783	(9)	—	—	37.25	(16)	06/03/2008	—	—	—	—
	4,421	(10)	—	—	22.62		05/28/2009	—	—	—	—
	45,579	(10)	—	—	22.62		05/28/2009	—	—	—	—
	60,000	(3)	—	—	14.00	(16)	04/26/2010	—	—	—	—
	60,000	(6)	—	—	12.40		05/11/2010	—	—	—	—
	50,000	(11)	—	—	5.65	(16)	02/18/2013
	100,000	(12)	—	—	5.65	(17)	02/18/2013	—	—	—	—
	—		—	—	—		—	30,000	553,200	—	—
Ronald J. Grabe	3,000	(13)	—	—	14.50		05/01/2007	—	—	—	—
	5,000	(14)	—	—	26.00	(16)	08/01/2007	—	—	—	—
	12,500	(15)	—	—	44.00	(16)	06/03/2008	—	—	—	—
	30,000	(10)	—	—	22.62		05/28/2009	—	—	—	—
	24,489	(3)	—	—	14.00	(16)	04/26/2010	—	—	—	—
	35,511	(3)	—	—	14.00	(16)	04/26/2010	—	—	—	—
	3,200	(4)	—	—	4.00		04/24/2011	—	—	—	—
	40,000	(6)	—	—	12.40		05/11/2010	—	—	—	—
	60,000	(12)	—	—	5.65	(17)	02/18/2013	—	—	—	—
	—		—	—	—		—	20,000	368,800	—	—
Carl A. Marchetto	—		—	—	—		—	50,000	922,000	—	—

*	All equity awards reported in the table vest solely based on the passage of time, and are not subject to any performance conditions.

(1)	Options vested in three installments on February 4, 1998, February 4, 1999, and February 4, 2000.

(2)	Options vested in three installments on July 23, 1998, July 23, 1999, and July 23, 2000.

(3)	Options vested in three installments on April 26, 2000, January 20, 2001, and January 20, 2002.

(4)	Options vested in three installments on April 24, 2001, February 6, 2002, and February 6, 2003.

(5)	Options vested in three installments on May 15, 2004, May 15, 2005, and May 15, 2006.

(6)	Options vested in three installments on May 11, 2004, May 11, 2005, and October 26, 2005.

(7)	Options vested in three installments on August 9, 2001, August 9, 2002, and August 9, 2003.

(8)	Options vested in three installments on June 30, 2002, June 30, 2003, and June 30, 2004.

(9)	Options vested in three installments on January 22, 1999, January 22, 2000, and January 22, 2001.

(10)	Options vested in three installments on May 28, 2000, May 28, 2001, and May 28, 2002.

(11)	Options vested on February 18, 2004.

(12)	Options vested in two installments on February 18, 2005 and February 18, 2006.

(13)	Options vested in three installments on May 1, 1998, May 1, 1999, and May 1, 2000.

(14)	Options vested in three installments on August 1, 1998, August 1, 1999, and August 1, 2000.

(15)	Options vested in three installments on April 22, 1999, April 22, 2000, and April 22, 2001.

(16)	In 2007, Messrs. Thompson, J.R. Thompson and Grabe entered into amendments with us to increase the exercise prices of these stock options to reflect the fair market value per share on the applicable grant measurement dates. We also entered into an amendment with Mr. Pierce to increase the exercise price of his stock options to correct a clerical error. No other terms and conditions of these stock options were amended. The exercise prices shown in the column reflect the amended exercise prices.

(17)	In December 2006, Messrs. J.R. Thompson and Grabe entered into amendments with us to increase the exercise prices of these stock options to reflect the fair market value per share on the applicable grant measurement dates. The exercise prices shown in the column reflect the amended exercise prices. See footnote 6 to the Grants of Plan-Based Awards table on page 21 for more information regarding these amendments.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of stock for each Named Executive Officer during the fiscal year ended December 31, 2006.

	Option Awards
	Number of Shares		Stock Awards(1)
	Acquired on	Value Realized on	Number of Shares		Value Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)		Vesting ($)

David W. Thompson	100,000	$604,363	13,333		$206,262
Garrett E. Pierce	217,800	2,892,959	7,500		116,025
James R. Thompson	160,000	1,858,192	12,720	(2)	205,468
Ronald J. Grabe	57,500	415,993	5,000		77,350
Carl A. Marchetto	—	—	—		—

(1)	Reflects the vesting on April 26, 2006 of one-third of the total RSUs granted to the Named Executive Officers (other than Mr. Marchetto) on October 26, 2005.

(2)	Includes 5,220 shares of common stock issued to Mr. J.R. Thompson in connection with his election to receive approximately 25% of his 2006 base salary, net of taxes, in the form of common stock that is not subject to any vesting restrictions.

Pension Benefits

None of the Named Executive Officers receive benefits under any company plan that provides for specified retirement payments and benefits, or payments and benefits that will be provided primarily following retirement, including but not limited to any tax-qualified defined benefit plan and supplemental executive retirement plan, but excluding any tax-qualified defined contribution plans and nonqualified defined contribution plans.

Nonqualified Deferred Compensation

Our Nonqualified Management Deferred Compensation Plan provides the Named Executive Officers and other key management and highly compensated employees with the ability to set aside compensation on a tax-deferred basis. This compensation can consist of monies a Named Executive Officer elects to defer and/or discretionary contributions by us.

Under the plan, the Named Executive Officers may defer up to 100% of their base salaries and up to 100% of their bonuses under the MIP. The Named Executive Officers need to make their deferral elections by December 15 of each year to defer amounts for the following year.

The Named Executive Officers have the right to have the amounts credited to their plan account invested in one or more funds made available by the plan administrator. The Named Executive Officers select the investment allocation among the available funds and may change these allocations on a daily basis by contacting the plan administrator by phone or accessing their plan account online through the plan administrator’s website. The table below shows the funds available under the plan and the annual rate of return for such funds for the calendar year ended December 31, 2006, as reported by the plan administrator.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return

Stable Value Fund for Orbital	2.17%	T. Rowe Price Equity Income Fund	19.14%
PIMCO Total Return Fund	3.99%	Dodge & Cox International Stock Fund	28.01%
T. Rowe Price Retirement Income Fund	9.98%	Goldman Sachs Mid-Cap Value Fund, Institutional Shares	16.06%
T. Rowe Price Retirement 2005 Fund	11.50%	Harbor Capital Appreciation Fund, Institutional Shares	2.33%
T. Rowe Price Retirement 2010 Fund	12.84%	Legg Mason Value Fund, FI Shares	6.57%
T. Rowe Price Retirement 2015 Fund	13.73%	T. Rowe Price Real Estate Fund	36.75%
T. Rowe Price Retirement 2020 Fund	14.66%	Vanguard 500 Index Fund	15.64%
T. Rowe Price Retirement 2025 Fund	15.44%	Vanguard Extended Market Index Fund	14.27%
T. Rowe Price Retirement 2030 Fund	16.14%	MSIF Mid-Cap Growth, Adviser Shares	9.87%
T. Rowe Price Retirement 2035 Fund	16.18%	Buffalo Small Cap Fund	13.95%
T. Rowe Price Retirement 2040 Fund	16.24%	Wells Fargo Advantage Small Cap Value Fund, Z Shares	12.99%
T. Rowe Price Retirement 2045 Fund	16.15%	American Funds EuroPacific Growth Fund, R4 Shares	21.83%
T. Rowe Price Balanced Fund	13.73%

Benefits under the plan will be distributed under the terms elected by the Named Executive Officer. For each deferral year and type of deferral, the Named Executive Officer may elect either a future in-service withdrawal date or a distribution upon a voluntary or involuntary termination of employment. The Named Executive Officer can elect to receive the distributions either as a lump sum payment or in annual installments. In the event a Named Executive Officer dies while employed by us, benefits will be paid to his beneficiaries in the same manner as elected by such Named Executive Officer. Additionally, upon a showing of an unforeseen financial hardship and with appropriate approval from the Compensation Committee, a Named Executive Officer may be allowed to access funds in his plan account earlier than the elected distribution date. All of the Named Executive Officers with account balances as of December 31, 2006 are fully vested under the plan.

The following table sets forth contributions, earnings, withdrawals, distributions, and year-end balances under our Nonqualified Management Deferred Compensation Plan for each Named Executive Officer during the fiscal year ended December 31, 2006.

	Executive	Registrant		Aggregate	Aggregate	Aggregate
	Contributions	Contributions		Earnings in	Withdrawals/	Balance at Last
Name	in Last FY ($)	in Last FY ($)		Last FY ($)	Distributions ($)	FYE ($)

David W. Thompson	—	$6,773		$167,936	—	$3,430,792
Garrett E. Pierce	—	14,148	(1)	8,076	—	51,114
James R. Thompson	—	6,132		2,197	—	43,809
Ronald J. Grabe	—	4,471		9,018	—	75,375
Carl A. Marchetto	—	—		—	—	—

(1)	Includes a $7,291 contribution that was not deposited into Mr. Pierce’s plan account in the fiscal year ended December 31, 2005 due to an administrative delay.

Potential Payments Upon Termination or Change of Control

Change of Control Agreements

We have entered into change of control agreements with each Named Executive Officer. Our change of control agreements have a “double trigger,” meaning that the executive officer’s right to receive severance payments and benefits arises only if there is both a change of control and termination of employment within a specified time period. Upon a change of control, each officer whose employment is terminated by us other than for disability or “cause,” as defined in the agreements, or who terminates his or her employment for “good reason,” as defined in the agreements, within 24 months following such change of control, would receive a lump sum equal to two times the sum of his or her annual base salary, plus an amount equal to any bonus paid in the previous year. In addition, all unvested amounts under our deferred compensation plan would vest, all insurance benefits would continue for 24 months and all stock options would be repurchased by us at the difference between the exercise price of the stock option and the higher of (1) the highest price paid in the change of control transaction or (2) the then current fair market value.

Under these agreements, a “change of control” is generally defined as (1) the acquisition by an individual or group of 30% or more of our common stock or the combined voting power of our then outstanding voting securities entitled to vote for directors, (2) within any 24-month period, the persons who were our directors immediately prior to the transaction shall cease to constitute a majority of our Board or its successor, or (3) the consummation by us of a merger, consolidation or similar business combination transaction, the result of which is either (a) the stockholders of the company prior to the transaction own less than 60% of the surviving entity, (b) a person owns more than 20% of our outstanding common stock, or (c) at least a majority of the board members of the entity resulting from the transaction were not members of the Board at the time the transaction was agreed to.

Termination Events under Change of Control Agreements

Disability.  If the Named Executive Officer’s employment is terminated due to disability (generally defined as incapacity due to physical or mental illness), the Named Executive Officer’s disability benefits would be determined in accordance with our insurance and benefit programs then in effect. Assuming a December 31, 2006 termination event for disability, the Named Executive Officers would receive the following monthly payments for a period of time depending on their age: David W. Thompson, $25,000; Garrett E. Pierce, $25,000; James R. Thompson, $20,000; Ronald J. Grabe, $20,000; and Carl A. Marchetto, $20,000.

Cause.  The Named Executive Officers are not entitled to receive any payments after the date of termination for cause. “Cause” is generally defined as:

•	the officer willfully and continually failing to substantially perform his or her duties in accordance with the instructions of the Board or the persons to whom the officer reports, after a demand for substantial performance is delivered to the officer by the Board which specifically identifies the manner in which the Board believes that the officer has not substantially performed his or her duties; or

•	the willful engaging by the officer in conduct which is materially injurious to the company.

Good Reason or Without Cause.  If the Named Executive Officer is terminated by us without “cause” or by the officer for “good reason,” and assuming a December 31, 2006 termination event for either of these reasons, payments would be as follows:

					Equity
				Insurance	Awards
Name	Salary	Bonus		Benefits(1)	Payments(2)	Total(3)

David W. Thompson	$1,102,608	$1,041,964		$49,333	$4,091,100	$6,285,005
Garrett E. Pierce	1,050,024	882,022		47,642	3,755,068	5,734,756
James R. Thompson	1,000,118	840,100		11,565	2,549,200	4,400,983
Ronald J. Grabe	720,054	440,028	(4)	48,297	1,333,428	2,541,807
Carl A. Marchetto	700,004	575,002		48,188	—	1,323,194

(1)	Reflects the gross premiums to be paid by the company to provide each Named Executive Officer with life, disability, accident and health insurance benefits substantially similar to those they were receiving as of December 31, 2006 for the next 24-month period. Assumes annual increases in premiums based on historical percentage increases.

(2)	Reflects payments in consideration for the surrender of all outstanding stock options equal to the difference between the respective exercise prices for such stock options as set forth in the Outstanding Equity Awards at Fiscal Year-End table on page 23 and $18.44, the closing price of the company’s common stock on December 31, 2006.

(3)	Estimated legal fees and expenses incurred by the Named Executive Officer in connection with a termination are not included in the total. All Named Executive Officers are fully vested in their account balances under our 401(k) and nonqualified deferred compensation plans (other than Mr. Marchetto, who did not have any balances in these plans as of December 31, 2006), and therefore this termination event does not provide for any accelerated vesting under these plans. See “Nonqualified Deferred Compensation” beginning on page 25 for a description of the year-end balances for each Named Executive Officer under our Nonqualified Management Deferred Compensation Plan.

(4)	Pursuant to our executive relocation agreement with Mr. Grabe, the bonuses provided for in such agreement were not taken into account when calculating payments due under Mr. Grabe’s change of control agreement. See “Additional Information with Respect to the Summary Compensation Table and Grants of Plan-Based Awards Table” on page 21 for more information on Mr. Grabe’s executive relocation agreement.

The definition of “cause” is described above. “Good Reason” is generally defined as:

•	the assignment of the officer to duties that are not at least materially commensurate with the most significant position held by the officer during the 180-day period prior to a change of control;

•	a material reduction in the officer’s base salary;

•	the relocation of the officer outside a 50-mile radius of the officer’s then current office;

•	the failure of us to (1) continue any compensation plan (including bonus plans), or (2) provide the officer with benefits under our retirement, pension, 401(k), deferred compensation, life insurance, medical, health, accident or disability plans, in each case that the officer participated in prior to the change of control; or

•	the failure of us to obtain from any successor an assumption of the obligations under the change of control agreement.

Executive Employment Agreement

In 2000, we entered into an agreement with Garrett E. Pierce which sets forth the severance benefits that Mr. Pierce would receive from us in the event his employment is terminated other than in the event of a change of control. The agreement, as amended, provides that if Mr. Pierce’s employment is terminated by us for disability, then (1) his benefits shall be determined in accordance with our insurance and benefits programs then in effect and (2) his stock options shall continue to vest as scheduled for a 24-month period following such termination and remain exercisable for the rest of the originally scheduled term. If Mr. Pierce’s employment is terminated for any reason other than for disability or “cause,” as defined in the agreement, or by Mr. Pierce for “good reason,” as defined in the agreement, then Mr. Pierce would receive a lump sum payment equal to two times the sum of his annual base salary, plus the higher of (1) the sum of any bonuses paid or payable to him for the 12-month period immediately preceding the month of such termination, or (2) the target bonus for the year of termination based on the then current management incentive bonus plan. He would also be reimbursed for all reasonable legal fees and expenses incurred by him as a result of such termination. Also, Mr. Pierce’s stock options would continue to vest and his insurance benefits would continue for a 24-month period following such termination.

Termination Events under Executive Employment Agreement

Disability.  If Mr. Pierce’s employment is terminated due to disability (generally defined as incapacity due to physical or mental illness), then Mr. Pierce’s benefits would be determined in accordance with our insurance and benefit programs then in effect. Assuming a December 31, 2006 termination event for disability, Mr. Pierce would receive monthly payments of $20,000 for up to 42 months and $5,000 for up to 36 months.

Cause.  After the date of termination for cause, Mr. Pierce would only be permitted to exercise vested stock options for 60 days. “Cause” is generally defined in the same manner as described above in the change of control agreements. As of December 31, 2006, all of Mr. Pierce’s outstanding stock options were fully vested. See the Outstanding Equity Awards at Fiscal Year-End table on page 23 for a list of these stock options.

Good Reason or Without Cause.  If Mr. Pierce’s employment is terminated by us without “cause” or by him for “good reason,” and assuming a December 31, 2006 termination event for either of these reasons, payments would be as follows:

			Insurance
Name	Salary	Bonus	Benefits(1)	Total(2)

Garrett E. Pierce	$1,050,024	$882,022	$47,642	$1,979,688

(1)	Reflects the gross premiums to be paid by the company to provide Mr. Pierce with life, disability, accident and health insurance benefits substantially similar to those he was receiving as of December 31, 2006 for the next 24-month period. Assumes annual increases in premiums based on historical percentage increases.

(2)	Estimated legal fees and expenses incurred by Mr. Pierce in connection with a termination are not included in the total. Total does not include the value of Mr. Pierce’s vested stock options remaining exercisable for the rest of their originally scheduled terms. See the Outstanding Equity Awards at Fiscal Year-End table on page 23 for a list of these stock options.

Nonqualified Management Deferred Compensation Plan

In addition to the payments described above, in connection with our Nonqualified Management Deferred Compensation Plan, in the event that a Named Executive Officer dies while employed by us, benefits under the plan will be paid to his or her beneficiaries in the same manner elected by such Named Executive Officer. Assuming a December 31, 2006 termination event for death, payments would be as follows: David W. Thompson, $3,430,792; Garrett E. Pierce, $51,114; James R. Thompson, $43,809; Ronald J. Grabe, $75,375; and Carl A. Marchetto, $0.

Indemnification Agreements

We have entered into substantially identical indemnification agreements with each of our directors, the Named Executive Officers and with certain other officers and senior managers. The agreements provide that we will, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the company or any of our affiliates, or because the company has a right to judgment in its favor because of his or her position with us or any of our affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to our best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under our Restated Certificate of Incorporation or any agreement or vote of stockholders and that the Restated Certificate of Incorporation may not be amended to adversely affect the rights of the indemnitee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee was comprised of Edward F. Crawley, Daniel J. Fink, Robert J. Hermann, Ronald T. Kadish and Janice I. Obuchowski during 2006. No member of the Compensation Committee was an officer or employee of the company during fiscal year 2006, nor did any member have a business relationship with the company that is required to be disclosed pursuant to the applicable SEC rules. No interlocking relationship, as described in the applicable SEC rules, existed between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee during 2006.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls. The Audit Committee is comprised of five directors, each of whom is “independent” as defined by the existing NYSE listing rules and SEC rules. Members of the Audit Committee must also satisfy the independence requirements of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the company’s internal controls and financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2006, with the company’s management, and also has discussed with PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee has received both the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, and has discussed with PwC that firm’s independence.

Based on the Audit Committee’s discussions with management and the company’s independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the company that the audited consolidated financial statements of the company for the fiscal year ended December 31, 2006, be included in the company’s Annual Report on Form 10-K as filed with the SEC in March 2007.

The foregoing report has been furnished by the Audit Committee members:

Robert M. Hanisee, Chairman Edward F. Crawley Lennard A. Fisk	Frank L. Salizzoni Harrison H. Schmitt

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate SEC filings, in whole or in part, the foregoing Audit and Finance Committee Report will not be incorporated by reference into any such filings.

OWNERSHIP OF COMMON STOCK

The table below sets forth certain information regarding our stock-based holdings as of March 5, 2007 unless otherwise indicated, by (1) each person known by us to own beneficially more than 5% of our common stock, (2) each of our directors and Named Executive Officers and (3) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

			Percent of
	Shares	Total Shares,	Shares
	Beneficially	Options and	Beneficially
Name and Address	Owned(1)	RSUs Owned(2)	Owned

FMR Corp.	8,072,354	8,072,354	13.2%
82 Devonshire Street Boston, MA 02109(3)
TimesSquare Capital Management, LLC	3,600,700	3,600,700	5.9%
1177 Avenue of the Americas – 39th Floor New York, NY 10036(4)
ClearBridge Advisors, LLC	3,365,248	3,365,248	5.5%
ClearBridge Asset Management, Inc. Smith Barney Fund Management LLC 399 Park Avenue New York, NY 10022(5)
OppenheimerFunds, Inc.	3,063,208	3,063,208	5.0%
Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10281(6)
Edward F. Crawley	25,994	28,224	*
Daniel J. Fink(7)	72,570	74,800	*
Lennard A. Fisk	69,223	71,453	*
Ronald J. Grabe	277,093	292,093	*
Robert M. Hanisee	52,653	54,883	*
Robert J. Hermann	51,910	54,140	*
Ronald T. Kadish	11,664	13,894	*
Carl A. Marchetto	—	50,000
Janice I. Obuchowski	54,051	56,281	*
Garrett E. Pierce	375,247	397,747	*
James G. Roche	13,387	15,617	*
Frank L. Salizzoni	57,389	59,619	*
Harrison H. Schmitt	43,805	46,035	*
David W. Thompson	605,844	649,178	1.0%
James R. Thompson(8)	587,980	610,480	1.0%
Scott L. Webster	179,116	181,346	*
Officers and Directors as a Group (18 persons)	2,858,775	3,064,972	4.7%

*	Less than 1%.

(1)	Includes shares issuable upon exercise of outstanding stock options (all of which are currently vested) and RSUs that will vest within 60 days of March 5, 2007, in the following amounts: Edward F. Crawley, 20,000 shares; Daniel J. Fink, 37,000 shares; Lennard A. Fisk, 37,000 shares; Ronald J. Grabe, 223,700 shares; Robert M. Hanisee, 25,000 shares; Robert J. Hermann, 25,000 shares; Ronald T. Kadish, 10,000 shares; Janice I. Obuchowski, 37,000 shares; Garrett E. Pierce, 365,000 shares; James G. Roche, 10,000 shares; Frank L. Salizzoni, 37,000 shares; Harrison H. Schmitt, 32,000 shares; David W. Thompson, 441,666 shares; James R.

Thompson, 346,000 shares; Scott L. Webster, 135,000 shares; and all officers and directors as a group, 2,120,058 shares.

(2)	Sets forth the total amount of Orbital stock-based holdings for the person or entity, including shares beneficially owned and reported on this table and RSUs that will not vest within 60 days of March 5, 2007 (and therefore are not otherwise required to be reported in the table).

(3)	Beneficial ownership is as of December 31, 2006, based on a Schedule 13G/A filed on February 14, 2007 with the SEC by FMR Corp. (“FMR”) and represents shares of the company’s common stock held by FMR and its subsidiary, Fidelity Management & Research Company (“FM&R”). FMR has reported that FMR, through its control of FM&R, an individual and certain investment funds for which FM&R acts as an investment adviser, each have sole power to dispose of 8,072,354 shares of the company’s common stock owned by such investment funds. FMR has no power to vote or direct the voting of the shares of the company’s common stock owned by the investment funds, which power resides with the Board of Trustees of such investment funds.

(4)	Beneficial ownership is as of December 31, 2006, based on a Schedule 13G filed on February 9, 2007 with the SEC by TimesSquare Capital Management, LLC (“TimesSquare”) and represents 3,262,000 shares of the company’s common stock over which TimesSquare has sole voting power and 3,600,700 shares of the company’s common stock over which TimesSquare has sole dispositive power.

(5)	Beneficial ownership is as of December 31, 2006, based on a Schedule 13G/A filed on February 8, 2007 with the SEC by Clearbridge Advisors LLC (“CAL”), Clearbridge Asset Management, Inc. (“CAM”) and Smith Barney Fund Management LLC (“Smith Barney”) and represents 3,365,248 shares of the company’s common stock over which CAL, CAM and Smith Barney have shared voting power and shared dispositive power.

(6)	Beneficial ownership is as of December 31, 2006, based on a Schedule 13G/A filed on February 6, 2007 with the SEC by OppenheimerFunds, Inc. and represents 3,063,208 shares of the company’s common stock over which OppenheimerFunds, Inc. has shared dispositive power. OppenheimerFunds, Inc. disclaimed beneficial ownership of the securities reported on Schedule 13G/A in accordance with Rule 13d-4 promulgated under the Exchange Act.

(7)	Includes 2,000 shares of common stock with respect to which Mr. Fink shares voting and investment power with his wife.

(8)	Excludes 1,385 shares of common stock owned by Mr. J.R. Thompson’s wife, with respect to which Mr. Thompson disclaims beneficial ownership.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends the ratification by the stockholders of the appointment by the Board of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2007. PwC has served as our independent registered public accounting firm since 1999. A representative of PwC is expected to be present at the annual meeting and will be available to respond to appropriate questions and make such statements as he or she may desire. In the event that the stockholders do not ratify the appointment of PwC, the Board will consider the appointment of another independent registered public accounting firm. The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote with respect to the matter will be required to approve Proposal 2. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker non-votes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

The Board of Directors recommends that you vote FOR the ratification of such appointment. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the ratification of the appointment of PwC.

STOCKHOLDER PROPOSALS FOR 2008 PROXY STATEMENT

Stockholder proposals that are intended to be included in the proxy statement and related proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act for our 2008 annual meeting of stockholders must be received by us no later than November 23, 2007 at our principal office located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Corporate Secretary.

In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Section 1.6 of our Amended and Restated Bylaws, which are on file with the SEC and available on our website, and may be obtained from us upon request. These notice provisions require that recommendations for director nominees for the 2008 annual meeting and any requests to submit any other matter to a vote of stockholders must be received no earlier than December 21, 2007 and no later than January 20, 2008. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and stockholders beneficially owning more than 10% of our common stock are required by SEC regulation to furnish to us copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from the reporting persons, we believe that all of our executive officers and directors complied with the filing requirements applicable to them with respect to all such transactions during fiscal year 2006.

Relationship with Independent Registered Public Accounting Firm

The Board has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification by our stockholders at the annual meeting.

Fees of Independent Registered Public Accounting Firm

For services rendered during or in connection with our fiscal years indicated in the table below, we have received, or expect to receive, invoices from PwC for the following fees:

	2005	2006

Audit Fees(1)	$880,000	$1,743,000
Audit-Related Fees(2)	9,000	165,000
Tax Fees(3)	55,000	109,000
All Other Fees	—	—

(1)	Includes fees for services rendered (1) for audit services related to our consolidated financial statements and effectiveness of internal controls over financial reporting, (2) in connection with the quarterly reviews of the consolidated financial statements in our Forms 10-Q and (3) in connection with consents.

(2)	Includes fees for assistance in connection with government contract matters and consultations regarding various accounting matters.

(3)	Includes fees for tax compliance and consultation.

The Audit Committee takes into consideration all fees charged by the independent registered public accounting firm in its assessment of PwC’s independence.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm (the “Pre-Approval Policy”). Our Audit Committee is required to pre-approve all services performed by the independent registered public accounting firm to assure that the provision of such services do not impair the independent registered public accounting firm’s independence.

The Audit Committee reviews and approves a list of pre-approved services and the estimated costs of performance approved for each, at least annually. The list is updated throughout the year, as may be necessary. The Audit Committee has delegated to its Chairman the authority to pre-approve the performance by the independent registered public accounting firm of services with estimated aggregate costs of performance up to $100,000. All of the fees identified above under “Fees of Independent Registered Public Accounting Firm” for 2006 were pre-approved in accordance with the Pre-Approval Policy.

Any engagement agreement between the company and the independent registered public accounting firm must be signed by an officer of the company and at least one member of the Audit Committee. The Audit Committee must be notified, at its next regularly scheduled meeting, of any engagement that occurs which had been pre-approved by the Committee or by the Audit Committee delegate. If the proposed service has not been pre-approved, then a representative of the independent registered public accounting firm and the Chief Financial Officer, Controller or other Senior Vice President must jointly submit to the Audit Committee, prior to the commencement of any work, a request for approval, including a reasonably detailed description of the service proposed to be provided, an estimate of the costs of performance of the service and a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Multiple Stockholders with the Same Address

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.

We will deliver upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may contact our Investor Relations Department either by mail at 21839 Atlantic Boulevard, Dulles, Virginia 20166, by telephone at (703) 406-5543 or by e-mail at investor.relations@orbital.com.

If you are a holder of our common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these documents per household in the future, may contact our Investor Relations Department at the address, telephone number or e-mail listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ORBITAL SCIENCES CORPORATION
Proxy for Annual Meeting of Stockholders – April 26, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned appoints David W. Thompson and Susan Herlick and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the “company”) to be held at the company’s headquarters, 21839 Atlantic Boulevard, Dulles, Virginia 20166 on April 26, 2007 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.
Vote on Directors

1.	To elect five Directors, each to serve for a three-year term ending in 2010.
	Nominees:	01) Edward F. Crawley
02) Lennard A. Fisk
03) Ronald T. Kadish
04) Garrett E. Pierce
05) David W. Thompson

☐ For All	☐ Withhold All	☐ For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.

Vote on Proposal

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

	☐ For	☐ Against	☐ Abstain
Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Wednesday, April 25, 2007. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Orbital Sciences Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Wednesday, April 25, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Orbital Sciences Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.